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                                                              File No. 70-8471
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  Post-Effective Amendment No. 9 to Form U-1

                         JOINT APPLICATION-DECLARATION
                                     UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

THE COLUMBIA GAS SYSTEM, INC.                COLUMBIA ENERGY SERVICES CORPORATION
COLUMBIA GAS SYSTEM SERVICE CORPORATION      COLUMBIA ENERGY MARKETING CORPORATION
COLUMBIA LNG CORPORATION                     121 Hill Pointe Drive
COLUMBIA ATLANTIC TRADING CORPORATION        Suite 100
TRISTAR VENTURES CORPORATION                 Canonsburg, Pennsylvania 15317TRISTAR
CAPITAL CORPORATION
TRISTAR PEDRICK LIMITED CORPORATION          COLUMBIA GULF TRANSMISSION COMPANY
TRISTAR PEDRICK GENERAL CORPORATION          COLUMBIA GAS TRANSMISSION CORPORATION
TRISTAR BINGHAMTON LIMITED CORPORATION       1700 MacCorkle Avenue, S.E.
TRISTAR BINGHAMTON GENERAL CORPORATION       Charleston, WV 25314
TRISTAR VINELAND LIMITED CORPORATION
TRISTAR VINELAND GENERAL CORPORATION         COLUMBIA GAS DEVELOPMENT CORPORATION
TRISTAR RUMFORD LIMITED CORPORATION          One Riverway
TRISTAR GEORGETOWN GENERAL CORPORATION       Houston, TX 77056
TRISTAR GEORGETOWN LIMITED CORPORATION
TRISTAR FUEL CELLS CORPORATION               COMMONWEALTH PROPANE, INC.
TVC NINE CORPORATION                         COLUMBIA PROPANE CORPORATION
TVC TEN CORPORATION                          9200 Arboretum Parkway, Ste 140
20 Montchanin Road                           Richmond, VA 23236
Wilmington, DE 19807
                                             COLUMBIA GAS OF KENTUCKY, INC.
COLUMBIA NATURAL RESOURCES, INC              COLUMBIA GAS OF OHIO, INC.
COLUMBIA COAL GASIFICATION CORPORATION       COLUMBIA GAS OF MARYLAND, INC.
900 Pennsylvania Avenue                      COLUMBIA GAS OF PENNSYLVANIA, INC.
Charleston, WV  25302                        COMMONWEALTH GAS SERVICES, INC.
                                             200 Civic Center Drive
                                             Columbus, OH 43215

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              (Names of company or companies filing this statement
                 and addresses of principal executive offices)

                         THE COLUMBIA GAS SYSTEM, INC.
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               (Name of top registered holding company parent of
                          each applicant or declarant)

                            L. J. Bainter, Treasurer
                         THE COLUMBIA GAS SYSTEM, INC.
                               20 Montchanin Road
                              Wilmington, DE 19807
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                    (Name and address of agent for service)

                  (Other Agents for Service are Listed on the
                        Reverse Side of the Front Cover)
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Names and Addresses of Subsidiary Company Agents for Service:

W. H. HARMON, Treasurer                      H. F. HAYES, Treasurer
Columbia Natural Resources, Inc.             Commonwealth Propane, Inc.
Columbia Coal Gasification Corp.             Columbia Propane Corporation
900 Pennsylvania Avenue                      9200 Arboretum Parkway, Ste 140
Charleston, West Virginia  25302             Richmond, Virginia  23236

D. DETAR, Treasurer                          D. L. GELBAUGH, Vice President
TriStar Ventures Corporation                 Columbia Gas of Ohio, Inc.
TriStar Pedrick Limited Corporation          Columbia Gas of Kentucky, Inc.
TriStar Pedrick General Corporation          Commonwealth Gas Services, Inc.
TriStar Binghamton Limited Corporation       Columbia Gas of Pennsylvania, Inc.
TriStar Binghamton General Corporation       Columbia Gas of Maryland, Inc.
TriStar Vineland Limited Corporation         200 Civic Center Drive
TriStar Vineland General Corporation         Columbus, Ohio  43215
TriStar Rumford Limited Corporation
TriStar Georgetown Limited Corporation       S. L. PARKS-DOWNEY, Asst. Treasurer
TriStar Georgetown General Corporation       Columbia Gas Transmission Corporation
TriStar Fuel Cells Corporation               Columbia Gulf Transmission Company
TVC Nine Corporation                         1700 MacCorkle Avenue, S.E.
TVC Ten Corporation                          Charleston, West Virginia 25314
20 Montchanin Road
Wilmington, Delaware 19807                   J. R. LISENBY, Treasurer
                                             Columbia Gas Development Corporation
S. J. MacQueen, Treasurer                              One Riverway
Columbia LNG Corporation                     Houston, Texas 77056
Columbia Atlantic Trading Corp.
20 Montchanin Road                           ROBERT GUSTAFSON, Controller
Wilmington, Delaware 19807                   Columbia Energy Services Corporation
                                             Columbia Energy Marketing Corporation
L. J. BAINTER, Vice President                121 Hill Pointe Drive
Columbia Gas System Service Corp.            Suite 100
TriStar Capital Corporation                  Canonsburg, Pennsylvania 15317
20 Montchanin Road
Wilmington, Delaware 19807








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               (Names and Addresses of Other Agents for Service)
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          The Application-Declaration as previously filed is hereby amended as follows:

Item 1.   Description of Proposed Transaction

          (a) Furnish a reasonably detailed and precise description of the proposed transaction, including a statement of the reasons why it is desired to consummate the transaction and the anticipated effect thereof. If the transaction is part of a general program, describe the program and its relation to the proposed transaction.

          The last full paragraph on page 14 is deleted and replaced by the following:

          "The cost of money on all short-term advances from, and the investment rate for moneys invested in, the Money Pool will be the interest rate per annum (i) equal to the composite weighted average rate on short-term borrowings by Columbia deposited in the Money Pool and/or the Money Pool's weighted average short-term investment rate, or (ii) should there be no Columbia short-term borrowings deposited in the Money Pool and no Money Pool investments, the interest rate will be the average Federal Funds rate as published in the Federal Reserve Statistical Release, Publication H.15(519). A default rate equal to 2% per annum above the pre-default rate on unpaid principal or interest amounts will be assessed if any interest or principal payment becomes past due."

          Prior to Columbia's filing Chapter 11, the cost of money was a blended rate based on Columbia's short-term borrowing rate and/or the Money Pool investment rate, the same methodology proposed herein. During almost the entire time Columbia has been under Chapter 11, it has been in an excess cash position. The excess cash has been deposited in the Money Pool, thereby causing the Money Pool to be in an investing position.

          Upon emergence from Chapter 11, Columbia plans to borrow under a $1.0 Billion Reducing Revolving Credit Facility (the "Facility") and lend the
proceeds to the Money Pool.    The source of funds invested in the Money Pool
by Columbia will no longer be excess cash, but proceeds from borrowing under the Facility. Columbia believes that the use of a blended rate as the interest rate on Money Pool transactions, a method used before by Columbia when it was in a borrowing position, is a fair and equitable method, since it insures that Columbia captures its cost of funds.


Item 5.   Procedure

          (a) State the date when Commission action is requested. If the date is less than 40 days from the date of the original filing, set forth the reasons for acceleration.

          It is requested that the Commission issue a Supplemental Order on or before December 29, 1995.
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                                   SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of

1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

     The signatures of the applicants and of the persons signing on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.

                                        THE COLUMBIA GAS SYSTEM, INC.

Date:     November 28, 1995             By: /s/  L. J. Bainter
                                           -------------------------------
                                             L. J. Bainter, Treasurer


                                        COLUMBIA GAS OF OHIO, INC.
                                        COLUMBIA GAS OF PENNSYLVANIA, INC.
                                        COLUMBIA GAS OF KENTUCKY, INC.
                                        COLUMBIA GAS OF MARYLAND, INC.
                                        COMMONWEALTH GAS SERVICES, INC.
                                        COLUMBIA GULF TRANSMISSION COMPANY
                                        COLUMBIA GAS TRANSMISSION CORPORATION
                                        COLUMBIA GAS DEVELOPMENT CORPORATION
                                        COLUMBIA PROPANE CORPORATION
                                        COMMONWEALTH PROPANE, INC.
                                        COLUMBIA GAS SYSTEM SERVICE CORPORATION
                                        COLUMBIA NATURAL RESOURCES, INC.
                                        COLUMBIA ATLANTIC TRADING CORPORATION
                                        COLUMBIA COAL GASIFICATION CORPORATION
                                        COLUMBIA LNG CORPORATION
                                        COLUMBIA ENERGY SERVICES CORPORATION
                                        COLUMBIA ENERGY MARKETING CORPORATION
                                        TRISTAR VENTURES CORPORATION
                                        TRISTAR CAPITAL CORPORATION

Dated:     November 28, 1995            By: /s/ L. J. Bainter
                                           -------------------------------
                                            L. J. Bainter, Vice President


                                        TRISTAR VENTURES CORPORATION
                                        TRISTAR PEDRICK LIMITED CORPORATION
                                        TRISTAR PEDRICK GENERAL CORPORATION
                                        TRISTAR BINGHAMTON LIMITED CORPORATION
                                        TRISTAR BINGHAMTON GENERAL CORPORATION
                                        TRISTAR VINELAND LIMITED CORPORATION
                                        TRISTAR VINELAND GENERAL CORPORATION
                                        TRISTAR RUMFORD LIMITED CORPORATION
                                        TRISTAR FUEL CELLS CORPORATION
                                        TRISTAR GEORGETOWN GENERAL CORPORATION
                                        TRISTAR GEORGETOWN LIMITED CORPORATION
                                        TVC NINE CORPORATION
                                        TVC TEN  CORPORATION

Dated:     November 28, 1995            By: /s/ D. Detar
                                           -------------------------------
                                             D. Detar, Treasurer